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                                                                 Exhibit 10.40.2
                                   ACTV, INC.

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT made as of this 1st day of August, 1995, between ACTV, INC., a Delaware corporation, having an office at 1270 Avenue of the Americas, New York, New York 10020 (hereinafter referred to as "Employer") and WILLIAM C. SAMUELS, an individual residing at 139 East 19th Street, New York, New York 10003 (hereinafter referred to as "Employee");


                              W I T N E S S E T H:


                  WHEREAS, Employer employs, and desires to continue to employ, Employee as Chairman of the Board of Directors and Chief Executive Officer of Employer; and

                  WHEREAS, Employee is willing to continue to be employed as the Chairman of the Board of Directors and Chief Executive Officer of Employer in the manner provided for herein, and to perform the duties of the Chairman of the Board of Directors and Chief Executive Officer of Employer upon the terms and conditions herein set forth;

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

         1. EMPLOYMENT OF CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER.Employer hereby employs Employee as Chairman of the Board of Directors and Chief Executive Officer of Employer.

         2. TERM.

                  a. Subject to Section 10 below and further subject to Section 2(b) below, the term of this Agreement shall end on December 31, 2005. Each 12 month period from January 1 through December 31 during the term hereof shall be referred to as an "Annual Period." During the term hereof, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

                  b. Subject to Section 10 below, unless the Board of Directors of the Company (the "Board") of Employer shall determine to the contrary and shall so notify Employee in writing on or before the end of any Annual Period, then at the end of each Annual Period, starting December 31, 2001, the term of this Agreement shall be automatically extended for one (1) additional



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Annual Period to be added at the end of the then current term of this Agreement.

         3. DUTIES. The Employee shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the stockholders and the Board, shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly and solely to the Board.

         4. COMPENSATION.

                  a. (i) Employee shall be paid a minimum of $395,000 for each Annual Period. Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than monthly.

                           (ii) Employee is eligible for yearly bonuses, if any,
which will be determined and paid in accordance with policies set from time to time by the Compensation Committee of the Board.

                           (iii)Employee shall be entitled to a leased car of
his choice.

                  b.       (i) In the event of a "Change of Control" whereby

                           (A) A person (other than a person who is an officer
or a Director of Employer on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Employer securities having 30% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

                           (B) At any time, a majority of the Board-nominated
slate of candidates for the Board is not elected;

                           (C) Employer consummates a merger in which it is not
the surviving entity;

                           (D) Substantially all Employer's assets are sold; or


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                           (E) Employer's stockholders approve the dissolution
or liquidation of Employer; then

                           (ii) (A) All stock options, warrants and stock
appreciation rights ("Rights") granted by Employer to Employee under any plan or otherwise prior to the effective date of the Change of Control, shall become vested, accelerate and become immediately exercisable; and in addition the employee, at his option, shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control, adjusted for any stock splits and capital reorganizations having a similar effect, subsequent to the effective date hereof. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to effect the registration of all such securities as soon as practicable, but no later than 120 days after the effective date of the registration statement; provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements;

                           (B) If at any time within three years of the said
Change of Control, Employee is not retained as Chief Executive Officer or substantially similar position of Employer or the surviving entity, as applicable, under terms and conditions substantially similar to those herein, then in addition, Employee shall be eligible to receive a one-time cash bonus, equal on an after-tax basis to two times his average compensation for the two previous fiscal years. Such compensation shall include salary, bonus, and restricted stock awards. To effectuate this provision, the bonus shall be "grossed-up" to include the amount necessary to reimburse Employee for his federal, state and local income tax liability on the bonus and on the "gross-up" at the respective effective marginal tax rates. In no event shall this bonus exceed 2.7 times Employee's average compensation for the two previous fiscal years. Said bonus shall be paid within thirty (30) days of the Change of Control.

                  c. Employer shall include Employee in its health insurance program available to Employer's executive officers.


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                  d. Employer shall maintain a life, accidental death and
dismemberment insurance policy on Employee for the benefit of a beneficiary named by Employee in an amount not less than $2,000,000. Ownership of the policy shall be assigned to Employee upon termination of Employee's employment under this Agreement.

                  e. (i) A bonus plan shall be instituted for Employee which shall take account of the efforts of Employee in generating value to Employer's shareholders. Under said plan, Employee shall be entitled to an annual bonus payable for each 12 month period commencing April 1, 1995 in cash and/or unregistered securities of Employer, at the option of the Compensation Committee of the Board, equal to 2% of the increase for said 12 month period in the total market capitalization of Employer calculated upon the excess of the total of the average daily closing price (if applicable) of each class of Employer's shares for the last 90 days of the 12 month period, multiplied by the number of shares of each class outstanding as reported by Employer's Certified Public Accountants, (the "90 Day Average") over the Base, which shall be the highest previous 90 Day Average against which a bonus was paid under this bonus plan. Should the Compensation Committee elect hereunder to pay Employee in unregistered securities, said securities shall be valued at 60% of either the most recent 90 Day Average or 60% of the closing price on a day designated for payment, in the discretion of the Compensation Committee. Should Employer's shares no longer be publicly traded, the current 90 Day Average shall be determined by a 3 person panel, 1 person appointed each by Employer and Employee and 1 appointed by the former 2.

                  The Employee shall be entitled to receive compensation under this plan for five fiscal years following expiration or termination of this employment contract, including if pursuant to, Section 10(a)(ii), except that if Employee is terminated for cause as defined in Section 10.a.(i) hereof or resigns under section 10 (b)(ii) then said compensation shall continue for three fiscal years.

                           Furthermore, in certain years the Employee's right to
retain the entire amount of the bonus paid to the Employee under this Section 4(e)(i) may be subject to forfeiture upon the termination of the Employee's employment with Employer under either Section 10(a)(i) or 10(b)(ii) hereof during a defined time period mutually agreed upon between the Compensation Committee and the Employee.


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                           (ii) Employee shall also be entitled to participate
pari passu in any other program established by Employer pursuant to which any executive officers receive a share of the profits of Employer.

                  f. Employee shall have the right to participate in any other employee benefit plans established by Employer.

                  g. Unless a pre-existing plan of Employer expressly forbids it, all Rights which may become exercisable during the term hereof shall be paid for in cash only if Employee so elects, otherwise they may be paid for

                  (i) by the transfer by Employee to Employer of so much of Employee's Rights which, when valued at the highest trading price of the underlying securities of Employer during the previous six months, will offset the price of the Rights then being exercised;

                  (ii) by means of a recourse Note with interest at the lowest rate, if any, required to be charged by any governmental authority, to accrue and become due and payable with the principle, in an amount no greater than the exercise price, given by Employee to Employer and secured by the shares of stock being paid for thereby, which Note shall become due and payable at the earlier of the expiration hereof or, on a pro rata basis, the sale by Employee of all or part of the Rights or underlying stock which constitute security for the Note; or

                  (iii) by any combination of cash and (ii) or (i), above.

         5. BOARD OF DIRECTORS. Employer agrees that so long as this Agreement is in effect, Employee will be nominated to the Board as part of management's slate of Directors.

         6. EXPENSES. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer reasonably detailed receipts with respect thereto.

         7. VACATION. Employee shall be entitled to receive three (3) weeks paid vacation time after each year of employment upon dates agreed upon by Employer. Upon separation of employment, for any reason, vacation time accrued and not used


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shall be paid at the salary rate of Employee in effect at the time of employment separation.

         8. SECRECY. At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Employer or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

         9. COVENANT NOT TO COMPETE. Employee acknowledges and confirms that the Company is placing its confidence and trust in Employee. Accordingly, Employee covenants and agrees that he/she will not, during the term of his/her employment, and for a period of one (1) year thereafter, either directly or indirectly, engage in any business, either directly or indirectly (whether as a creditor, guarantor, financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, or otherwise), with or for any company, enterprise, institution, organization or other legal entity (whether a sole proprietorship, a corporation, a partnership, a limited liability company, an association, or otherwise, and whether or not for profit), which is in competition with the ACTV Business (as defined herein). As used in this Agreement, the term "ACTV Business" shall mean the invention, development, application, implementation, extension, operation and/or management by ACTV and/or any ACTV affiliate of any invention, software, technology, business, service or product of ACTV and/or any ACTV affiliate, including without limitation the convergence and digital television technologies commonly referred to by ACTV as "Individualized Television", "HyperTV" and "eSchool".

         Furthermore, Employee will not during the term of his/her employment, and for a period of one (1) year thereafter, individually or through any entity, directly or indirectly, without the express prior written consent of ACTV, become an employee, consultant, advisor, director, officer, producer, partner or joint or co-venturer of or to, or enter into any contract, agreement or arrangement with, any entity or business venture of any kind to or of which ACTV and/or any ACTV affiliate is a licensor or licensee or with which ACTV and/or any ACTV affiliate is a joint or co-venturer, partner or otherwise engaged in any on-going business relationship or discussions or negotiations with a view to entering into such a relationship to provide services or products. Nor shall Employee, during the term of his/her employment, and for a period of three (3) years thereafter, individually or through any entity, directly or indirectly, without the express prior written consent of ACTV,


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make or otherwise extend any offer of full-time or part-time employment to any officer or employee of ACTV and/or of any ACTV affiliate, or otherwise solicit any officer or employee of ACTV and/or of any ACTV affiliate to seek or accept any full-time or part-time employment, by or with any person or entity other than ACTV or any ACTV affiliate.

         Employee hereby acknowledges and agrees that the ACTV Business extends throughout the United States, and that -- given the nature of the ACTV Business -- ACTV and/or any ACTV affiliate can be harmed by competitive conduct anywhere in the United States. Employee therefore agrees that the covenants not to compete contained in this Section 8 shall be applicable in and throughout the United States, as well as throughout such non-U.S. areas in which ACTV and/or any ACTV affiliate may be (or has prepared written plans to be) doing business as of the date of termination of Employee's employment. Employee further warrants and represents that, because of his/her varied skill and abilities, he/she does not need to compete with the ACTV Business, and that this Agreement will therefore not prevent him/her from earning a livelihood. Employee acknowledges that the restrictions contained in this Section 8 constitute reasonable protections for ACTV and its affiliates in light of the foregoing and in light of the promises to Employee contained herein. Employee and the Company hereby agree that, if the period of time or the scope of the restrictive covenant not to compete contained in this Section 8 shall be adjudged unreasonable by any proper arbiter of a dispute hereunder, then the period of time and/or scope shall be reduced accordingly, so that this covenant may be enforced in such scope and during such period of time as is judged by such arbiter to be reasonable.

         10. TERMINATION.

                  a. TERMINATION BY EMPLOYER

                           (i) Employer may terminate this Agreement upon
written notice for Cause. For purposes hereof, "Cause" shall mean (A) engaging by the Employee in conduct that constitutes activity in competition with Employer; (B) the conviction of Employee for the commission of a felony; and/or
(C) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 10(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable


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opportunity (at least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employee's duties be deemed grounds for termination for Cause.

                           (ii) Employer may terminate Employee's employment
under this Agreement if, as a result of any physical or mental disability, Employee shall fail or be unable to perform his duties under this Agreement for any consecutive period of 90 days during any twelve-month period. If Employee's employment is terminated under this Section 10(a)(ii): (A) for the first six months after termination, Employee shall be paid 100% of his full compensation under Section 4(a) of this Agreement at the rate in effect on the date of termination, and in each successive 12 month period thereafter Employee shall be paid an amount equal to 67% of his compensation under Section 4(a) of this agreement at the rate in effect on the date of termination; (B) Employer's obligation to pay life insurance premiums on the policy referred to in Section 4(d) shall continue in effect until five years after the date of termination; and (C) Employee shall continue to be entitled, insofar as is permitted under applicable insurance policies or plans, to such general medical and employee benefit plans (including profit sharing or pension plans) as Employee had been entitled to on the date of termination. Any amounts payable by Employer to Employee under this paragraph shall be reduced by the amount of any disability payments payable by or pursuant to plans provided by Employer and actually paid to Employee.

                           (iii) This agreement automatically shall terminate
upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a) and the pro-rata amount payable under Section 4(e) for the period prior to Employee's death and any other amount to which Employee was entitled of the time of his death.

                  b. TERMINATION BY EMPLOYEE

                           (i) Employee shall have the right to terminate his
employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (F) or within three years following the occurrence of event (G):

                                    (A) Employee is not elected or retained as
Chairman of the Board of Directors, and Chief Executive Officer of Employer.


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                                    (B) Employer acts to materially reduce
Employee's duties and responsibilities hereunder. Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's interactive business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets. (C) Employer acts to change the geographic location of the performance of Employee's duties from the New York Metropolitan area. For purposes of this Agreement, the New York Metropolitan area shall be deemed to be the area within 10 miles of midtown Manhattan.

                                    (D) A Material Reduction (as hereinafter
defined) in Employee's rate of base compensation, or Employee's other benefits. "Material Reduction" shall mean a ten percent (10%) differential;

                                    (E) A failure by Employer to obtain the
assumption of this Agreement by any successor;

                                    (F) A material breach of this Agreement by
Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

                                    (G) A Change of Control.

                           (ii) Anything herein to the contrary notwithstanding,
Employee may terminate this Agreement upon thirty (30) days written notice.

                  c. If Employer shall terminate Employee's employment other than due to his death or disability or for Cause (as defined in Section 10(a)(i) of this Agreement), or if Employee shall terminate this Agreement under Section 10(b)(i), Employer's obligations under Section 4 shall be absolute and unconditional and not subject to any offset or counterclaim and Employee shall continue to be entitled to receive all amounts provided for by Section 4 and all additional employee benefits under Section 4 regardless of the amount of compensation he may earn with respect to any other employment he may obtain.

                  d. Upon termination for any reason except death, Employee shall have the right to an office of his choice and to


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an area for an assistant as long as the company has a lease at 225 Park Avenue
South, New York, New York 10003 and for as long as the Employee reimburses the company the reasonable pro-rata rental cost.

         11. CONSEQUENCES OF BREACH BY EMPLOYER; EMPLOYMENT TERMINATION

                  a. If this Agreement is terminated pursuant to Section 10(b)(i) hereof, or if Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, the following shall apply:

                           (i) Employee shall receive as a bonus, and in
addition to his salary continuation pursuant to Section 10.c., above, a cash payment equal to the Employee's total base salary as of the date of termination hereunder for the remainder of the term plus an additional amount to pay all federal, state and local income taxes thereon on a grossed-up basis as heretofore provided, payable within 30 days of the date of such termination; except that if this Agreement is terminated pursuant to Section 10(b)(i)(G), then Employee shall not be entitled to receive a bonus under this Section 11.a.(i) but shall instead receive a lump-sum payout of Employee's total base salary for the remainder of the term plus an additional amount to pay all federal, state and local income taxes thereon on a grossed-up basis as heretofore provided, payable within 30 days of the date of such termination.

                           (ii) Employee shall be entitled to payment of any
previously declared bonus and additional compensation as provided in Section 4(a), (b) and (e) above.

                  b. In the event of termination of Employee's employment pursuant to Section 10(b)(i) of this Agreement, the provisions of Section 9 shall not apply to Employee.

         12. REMEDIES

                  Employer recognizes that because of Employee's special talents, stature and opportunities in the interactive television industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on an interactive television company's results of operations, in the event of termination by Employer hereunder (except under Section 10(a)(i) or (iii), or in the event of termination by Employee under Section 10(b)(i) before the end of the agreed term, Company


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acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts' Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

         13. EXCISE TAX. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code
Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

         14. ARBITRATION. Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 8 and 9 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

         15. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

         16. ENTIRE AGREEMENT; SURVIVAL. This Agreement, which was modified January 18, 2001, contains the entire agreement


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between the parties with respect to the transactions contemplated herein and supersedes, any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

                  b. The provisions of Sections 4, 8, 9, 10(a)(ii), 10(a)(iii), 10(c), 11, 12, 13, 14, 15, 18, 19 and 20 shall survive the termination of this Agreement.

         17. ASSIGNMENT. This Agreement shall not be assigned to other parties.

         18. GOVERNING LAW. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the state of New York, without regard to the conflicts of laws principles thereof.

         19. NOTICES. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

                  a. delivered by hand;

                  b. sent be telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

                  c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

                           (i) if to the Employer:

                               ACTV, Inc.
                               225 Park Avenue South
                               New York, New York, 10003

                               Attention: Day Patterson

                               Telephone: (212) 497-7000


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

                               Gersten, Savage, Kaplowitz LLP
                               101 East 52 Street
                               New York, New York 10022

                               Attention:  Jay M. Kaplowitz, Esq.

                               Telefax: (212) 980-5192
                               Telephone: (212) 752-9700

                          (ii) if to the Employee:

                               William C. Samuels
                               139 East 19th Street
                               New York, New York 10003


         20. SEVERABILITY OF AGREEMENT. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.










IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

                                         ACTV, INC.





                                         By:_________________________
                                            Day L. Patterson
                                            Senior Vice President and


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                                         General Counsel



                                         _________________________
                                         WILLIAM C. SAMUELS

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